EX-99.2.A

Exhibit 24(b)(10)(a)

Consent of Sutherland Asbill & Brennan LLP

[S.A.B. Letterhead]

April 22, 2004

Board of Directors

Transamerica Financial Life Insurance Company

4 Manhattanville Road

Purchase, New York 10577

RE:	TFLIC Series Annuity Account
TFLIC Freedom Premier
File No. 333-63218/811-10417

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 3 to the Registration Statement on Form N-4 (File No. 333-63218) of the TFLIC Series Annuity Account filed by Transamerica Financial Life Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By: /s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik